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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
RogueWave Software, Inc.:

We consent to incorporation by reference in this registration statement on Form S-3 dated May 22, 1998 of our report dated November 4, 1997, relating to the consolidated balance sheets of Rogue Wave Software, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which appears in Rogue Wave Software, Inc.'s annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934.


KPMG PEAT MARWICK LLP


/s/KPMG Peat Marwick LLP


Portland, Oregon
May 20, 1998